UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2008

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-24217	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Chief Executive Officer

On May 19, 2008, LiveDeal, Inc. (the “Company”) terminated the employment of its Chief Executive Officer, Daniel L. Coury, Sr.  In connection with the termination of his employment, Mr. Coury resigned from the Company’s board of directors (the “Board”), effective as of May 23, 2008.

Pursuant to the terms of his employment agreement with the Company dated September 19, 2006 (the “Employment Agreement”), the Company will pay Mr. Coury (i) his earned but unpaid salary and vacation through May 19, 2008 and (ii) a one-time lump sum payment of $496,000.  Of the 155,000 shares of restricted stock of the Company that Mr. Coury presently owns, 111,667 shares will immediately vest and the remaining 43,333 shares will be forfeited and cancelled.  Mr. Coury will also be maintained on the Company's health, dental and disability benefit plans (or reimbursed for similar coverage in the event that the Company is unable to maintain him on such plans) for a period of 12 months.  As required under the Employment Agreement, Mr. Coury provided the Company with a general release of any and all claims relating to his employment and/or the termination thereof in consideration of the payments described above.

Appointment of New Directors

On May 22, 2008, the Board appointed Michael Edelhart and Gregory A. LeClaire to serve as directors of the Company, effective immediately.  The Board also appointed Messrs. Edelhart and LeClaire to the following committees, effective immediately:

Committee	Appointments
Audit	LeClaire (chair); Edelhart
Compensation	Edelhart
Governance and Nominating	Edelhart; LeClaire

Mr. Edelhart has been Managing Director of First30 Services, LLC, a consulting firm that he founded to serve new companies in their early stages, since February 2008.  Mr. Edelhart also currently serves as an advisor to Infovell, Inc., a technology company, and chairman of the board of Olive Software, Inc., an XML software developer.  Previously, Mr. Edelhart was Chief Executive Officer of Zinio Systems, Inc., which produces and distributes magazines in digital form, from January 2002 until June 2004.  Mr. Edelhart has also served as a senior director of an investment company, editor of various technology magazines and Internet strategies consultant to such companies as Bloomberg, Reuters and AARP.  Mr. Edelhart has also authored more than 25 books, and he holds a Bachelor of Science degree in journalism (summa cum laude) from the University of Northern Colorado.

Mr. LeClaire has been Chief Financial Officer and Corporate Secretary of ClearOne Communications, Inc., a manufacturer and marketer of audio conferencing and related products, since September 2006.  ClearOne is traded on the NASDAQ Capital Market (CLRO).  From April 2006 until August 2006, Mr. LeClaire served as Vice President – Finance and Administration for LiveDeal, Inc., the Internet classifieds company that the Company acquired in 2007.  Prior to that, Mr. LeClaire was Vice President and Chief Financial Officer of Utah Medical Products, Inc., a multi-national medical device corporation that is presently traded on the NASDAQ Global Market (UTMD).  Mr. LeClaire has significant experience in the areas of finance and accounting, SEC reporting, Sarbanes-Oxley compliance, budgeting and financial management.  He holds a Master of Science degree in management from Stanford University’s Graduate School of Business and a Bachelor of Science degree in accounting from the University of Utah.

Messrs. Edelhart and LeClaire will each receive annual cash compensation in the amount of $36,000 for their service as non-employee directors.  Mr. LeClaire will receive an additional $10,000 annual fee in connection with his service as chair of the Audit Committee.  In addition, the newly appointed directors were each granted 10,000 shares of restricted common stock of the Company upon their appointment to the Board.

Other than as described above, Messrs. Edelhart and LeClaire were not appointed to the Board pursuant to any arrangement or understanding with any other person and are not participants in any existing or proposed transaction with the Company.

Appointment of New Chairman of the Board

Also on May 22, 2008, the Board appointed Rajesh Navar as its chairman.  Mr. Navar replaces Joseph Cunningham as chairman, effective immediately.  Mr. Cunningham remains a director of the Company.  In connection with his appointment as Chairman, Mr. Navar has decided to devote more time to his duties on the Board.  As a result, contrary to what was previously disclosed in the Form 8-K that the Company filed on May 19, 2008, Mr. Navar will not be spending more time in India.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: May 23, 2008	/s/ Gary L. Perschbacher
Gary L. Perschbacher
Chief Financial Officer